SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): JUNE 20, 1997


                        PHARMACEUTICAL FORMULATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                    0-11274                     22-2367644
(State or Other Jurisdiction       (Commission                 (IRS Employer
     of Incorporation)             File Number)            Identification No.)


                 460 PLAINFIELD AVENUE, EDISON, NEW JERSEY 08818
          (Address of Principal Executive Offices, including Zip Code)


        Registrant's telephone number, including area code: 908-985-7100


                                      N.A.
          (Former Name or Former address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

         The Company received a letter dated June 20, 1997 from an attorney representing the estate of Dr. Max Tesler, the former President of the Company who died in December 1996. The letter claimed amounts due to the estate pursuant to employment and other agreements between Dr. Tesler and the Company.

         The claims made are as follows: (1) entitlement to continuing compensation through December 1998 totaling approximately $617,000; (2) payments due on the assumption that there was a change of control as defined in the agreements with Dr. Tesler with the election of a new Board of Directors at the November 1996 annual meeting, consisting of $600,000 and 10% of the outstanding shares of the Company; and (3) death benefits, totaling $1,500,000. The letter also requested certain antidilution adjustments on a warrant issued to Dr. Tesler.

         With respect to the claim for continuing compensation, the Company has advised the estate of counterclaims which the Company has, which exceed the amount of such payments. The Company maintains that as a result of the termination of Dr. Tesler's employment, the Company ceased to have any liability under the change-of-control and death benefit provisions of the various agreements with Dr. Tesler, as well as having other defenses to such claims. It is also the Company's position that certain provisions of the warrants issued to Dr. Tesler, as detailed in the Company's Form 10-K for 1996, were not as agreed and authorized.

         The Company has accrued the continuing compensation due to Dr. Tesler's estate for the period through December 1998. It has not made provision for any of the other amounts claimed, nor has it accrued any amounts due from the estate. As noted above, the Company believes that the unreserved-for claims by the estate are without merit and that the Company has valid offsetting claims. The Company intends to vigorously defend any litigation which may be instituted.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PHARMACEUTICAL FORMULATIONS, INC.


                                         By:   /S/ FRANK MARCHESE
                                               Name:  Frank Marchese
                                               Title:  Vice President - Finance


Dated:  June 27, 1997